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                                                                      EXHIBIT 13


                               September 13, 1996


Board of Trustees
Driehaus Mutual Funds
25 East Erie Street
Chicago, IL  60611

     Re: Subscription for Shares of Driehaus International Growth Fund (the
         "Fund")
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Dear Trustees:

     I hereby offer to purchase from Driehaus Mutual Funds 10,000 shares of beneficial interest of the Fund at a price of $10.00 per share for an aggregate purchase price of $100,000 cash, all such shares to be validly issued, fully paid and non-assessable upon issuance of such shares and receipt of said payment by Driehaus Mutual Funds.

     These shares are not being purchased with any present intent of distributing or reselling the same to the public, and will be held for investment by Richard H. Driehaus.

                                    Sincerely,

                                    /s/Richard H. Driehaus
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                                    Richard H. Driehaus

ACCEPTED AND AGREED this 13th
day of September, 1996.

DRIEHAUS MUTUAL FUNDS

By:/s/Robert F. Moyer
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Name: Robert F. Moyer
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Title: Vice President
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